Exhibit 99.1

Hepion Pharmaceuticals Data Safety Monitoring Board Recommends Continuation of Phase 2a 'AMBITION' Clinical Trial for Treatment of Advanced NASH

- Interim DSMB review at the midpoint of the first dose cohort affirmed no safety or tolerability concerns with 75 mg of CRV431 in NASH patients -

- DSMB recommended the AMBITION study continue with 225 mg CRV431 dose cohort -

- Clinically significant reductions observed in the liver safety parameters ALT and AST -

EDISON, N.J., November 18, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis ("NASH"), today announced that an independent Data Safety Monitoring Board (“DSMB”) has approved the continuation of the company’s Phase 2a ‘AMBITION’ clinical trial to the next dose level cohort, after evaluating the safety and tolerability of the 75 mg CRV431 dose cohort in NASH patients. The study will now enroll NASH patients in the 225 mg dose cohort.

The AMBITION trial is the first placebo-controlled study of CRV431 in NASH patients with evidence of moderate-to-severe fibrosis. In this study, CRV431 is administered orally, once-daily for 28 days. The primary objectives of the trial are to assess safety and tolerability of CRV431, as well as to delineate pharmacokinetics. The secondary outcome measure of the trial is to evaluate decreases in non-invasive antifibrotic markers from baseline to the end of study. The study is being conducted at 10 sites in the U.S.

Dr. Stephen Harrison MD, Hepion's Consultant Medical Director, commented, "The DSMB review of the first CRV431 dose cohort in the Phase 2a AMBITION trial affirmed there were no safety or tolerability concerns. Moreover, when focusing on parameters of liver chemistry safety labs, reductions in ALT and AST were observed at Day 28. These data are very encouraging for the continued development of CRV431 as an oral, once-daily antifibrotic treatment for NASH patients."

“We are pleased with the DSMB’s positive recommendation and look forward to continuing our AMBITION trial in NASH patients with moderate-to-severe fibrosis,” commented Dr. Robert Foster PharmD, PhD, Hepion’s CEO. “There are currently no approved treatments for NASH, which affects approximately 17 million people in the U.S. and may lead to cirrhosis, cancer, and death. This positive recommendation is an important advance for our company and in the quest to develop an orally active, once-daily, direct-acting antifibrotic to treat advanced NASH patients.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com